Exhibit 107.1

CALCULATION OF FILING FEE TABLES

FORM S-8

(Form Type)

C&F Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock, $1.00 par value, reserved for issuance under the Plan	Rule 457(c) and Rule 457(h)	200,000	$51.81	$10,362,000	0.0000927	$960.56
Total Offering Amounts					$10,362,000		$960.56
Total Fee Offsets					—		—
Net Fee Due							$960.56

(1) Consists of shares of common stock, par value $1.00 per share (“Common Stock”), of C&F Financial Corporation (the “Company”) reserved for issuance under the C&F Financial Corporation 2022 Stock and Incentive Compensation Plan (the “Plan”).

(2) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Company’s Common Stock that become issuable under the Plan by reason of any future stock dividend, stock split, reverse stock split, recapitalization, merger, consolidation, reorganization, reclassification, combination, exchange of shares or similar event or change in the Company’s capital stock.

(3) Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee. The price shown is based upon the average of the high and low prices reported for the Common Stock on the Nasdaq Global Market on May 3, 2022, or $51.81 (rounded up to the nearest cent).